                                                                   Exhibit 10.20

                             MASTER LEASE AGREEMENT

                          dated as of December 26, 2002

                                     between

         GENERAL ELECTRIC CAPITAL CORPORATION, FOR ITSELF AND AS AGENT,

                                       and

                  ANCHOR GLASS CONTAINER CORPORATION, as Lessee

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                             MASTER LEASE AGREEMENT

                                TABLE OF CONTENTS

                                                                    Page
I.       LEASING....................................................  1

II.      TERM, RENT AND PAYMENT.....................................  2

III.     [INTENTIONALLY OMITTED]....................................  2

IV.      [INTENTIONALLY OMITTED]....................................  2

V.       REPORTS....................................................  2

VI.      DELIVERY, USE AND OPERATION................................  3

VII.     SERVICE....................................................  3

VIII.    CASUALTY...................................................  4

IX.      LOSS OR DAMAGE.............................................  4

X.       INSURANCE..................................................  5

XI.      RETURN OF EQUIPMENT........................................  5

XII.     DEFAULT; REMEDIES..........................................  5

XIII.    ASSIGNMENT.................................................  7

XIV.     NET LEASE; NO SET-OFF, ETC.; QUIET ENJOYMENT...............  7

XV.      INDEMNIFICATION............................................  8

XVI.     DISCLAIMER................................................. 10

XVII.    REPRESENTATIONS AND WARRANTIES OF LESSEE................... 10

XVIII.   INTENT; GRANT OF SECURITY INTEREST; USURY SAVINGS.......... 11

XIX.     TERMINATION RENTAL PREMIUM................................. 12

XX.      MISCELLANEOUS.............................................. 12

XXI.     CHOICE OF LAW; JURISDICTION................................ 14

XXII.    CHATTEL PAPER.............................................. 14

XXIII.   EARLY TERMINATION.......................................... 14

XXIV.    CONFIDENTIALITY............................................ 15

SCHEDULE A:           DEFINITIONS

EXHIBIT NO. 1:        INCORPORATED COVENANT

EXHIBIT NO. 2:        PERMITTED HOLDERS


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

                             MASTER LEASE AGREEMENT

      THIS MASTER LEASE AGREEMENT (this "Agreement"), dated as of December 26, 2002 (the "Closing Date"), between GENERAL ELECTRIC CAPITAL CORPORATION, FOR ITSELF AND AS AGENT, as lessor (hereinafter called, together with its successors and assigns, if any, "Lessor") with an office at 401 Merritt Seven, Suite 23, Norwalk, Connecticut 06851-1177, and ANCHOR GLASS CONTAINER CORPORATION, a Delaware corporation with its mailing address and chief place of business at 4343 Anchor Plaza Parkway, Tampa, Florida 33634 (hereinafter called "Lessee").

                                   WITNESSETH:

I.    LEASING:

      (a) This Agreement shall be effective from and after the date of execution hereof. Subject to the terms and conditions set forth below, Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment ("Equipment") described in Annex A to any schedule hereto (collectively, the "Schedule"). Certain defined terms are set forth in Schedule A attached hereto. Terms defined in a Schedule and not otherwise defined herein shall have the meanings ascribed to them in such Schedule.

      (b) Subject to the terms and conditions hereof (including, without limitation, Section XIII(d) hereof), Lessor agrees to purchase from the manufacturer or supplier thereof ("Supplier") or from Lessee, as applicable, certain Equipment for the express purpose of leasing such Equipment to Lessee, as mutually agreed.

      (c) The obligation of Lessor to purchase Equipment from the Supplier thereof or from Lessee, as applicable, and to lease the same to Lessee under any Schedule shall be subject to: (1) receipt by Lessor, prior to the Lease Commencement Date (with respect to such Equipment), of each of the following documents in form and substance reasonably satisfactory to Lessor: (A) a Schedule relating to the Equipment then to be leased hereunder, (B) a Bill of Sale in the form of Annex E to the applicable Schedule or a Purchase Order Assignment and Consent in the form of Annex B to the applicable Schedule, unless Lessor shall have delivered its purchase order for such Equipment, (C) evidence of insurance which complies with the requirements of Section X, (D) an Estoppel/Waiver Agreement in the form of Annex G to the applicable Schedule, (E) a Phase I environmental audit and/or such other or additional assurances regarding the environmental condition of the premises at which the Equipment is to be located (including, without limitation, assurances regarding the successful remediation of any contamination or other environmental hazard located on or in proximity of any such premises), (F) an appraisal in form and substance, and by an appraiser, reasonably satisfactory to Lessor, with respect to the Equipment then to be leased hereunder, (G) a disclaimer and release, and related documents in form suitable for recording, in form and substance satisfactory to Lessor, disclaiming and releasing the interest and Liens of the Trustee under the Indenture and the Security Documents (as such term is defined in the Indenture) in the Equipment, and (H) such opinions, certificates and other documents as Lessor reasonably may request; (2) Lessor having determined (in its sole discretion) that the following conditions have been satisfied on or before the Closing Date: (A) a third party acceptable to Lessor has confirmed that, as of the Closing Date, Lessee has a minimum EBITDA of $75,000,000, (B) Cerberus Capital Management, L.P. shall be the holder of at least eighty percent (80%) of the current outstanding preferred stock or common stock of Lessee as of the Closing Date, (C) Lessee's energy price hedging policies must be acceptable to Lessor as of the Closing Date; and (D) Each financial statement delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") (except in the case of any interim financial statements, (i) the absence of footnotes, and (ii) subject to year-end adjustments) consistently applied; and since the date of the most recent such financial statement: (1) there has been no material adverse change in the business, financial or other condition of Lessee, the industry in which Lessee operates, or the Equipment or in the prospects or projections of Lessee, and (2) there has been no material increase in the liabilities, liquidated or contingent, of Lessee, or a material decrease in the assets of Lessee; and (3) since the Closing Date, there shall have been no change in loan syndication, financial or capital market conditions generally that in Lessor's judgment would materially impair syndication of the transaction contemplated hereby.

      As a further condition to such obligations of Lessor, Lessee shall, upon delivery of such Equipment (but not later than the Last Delivery Date specified in the applicable Schedule) execute and deliver to Lessor a Certificate of Acceptance (in the form of Annex C to the applicable Schedule) covering such Equipment, and deliver to Lessor or cause the Supplier to deliver to Lessor a bill of sale therefor (in form and substance reasonably satisfactory to Lessor). Lessor hereby appoints Lessee its agent for inspection and acceptance of the Equipment from the Supplier. Upon execution by Lessee of any Certificate of Acceptance, the Equipment described thereon shall be deemed to have been delivered to, and irrevocably accepted by, Lessee for lease hereunder.

II.   TERM, RENT AND PAYMENT:

      (a) The rent payable hereunder (the "Rent") and Lessee's right to use the Equipment pursuant to a Schedule shall commence on the date of execution by Lessee of the Certificate of Acceptance for such Equipment ("Lease Commencement Date"). The Rent is payable as set forth in each Schedule and includes Interim Rent and Basic Term Rent, as then applicable. The term of this Agreement (the "Term") shall be the period specified in the applicable Schedule, commencing on the Lease Commencement Date and expiring on the last day of the Basic Term of such Schedule. If any Term is extended, the word "Term" shall be deemed to refer to all extended terms, and all provisions of this Agreement shall apply during any extended terms, except as otherwise may be specifically provided in writing signed by Lessee and Lessor.

      (b) Rent shall be paid to Lessor by wire transfer of immediately available funds to: Bankers Trust New York, New York, New York 10006, Account No. 50-202-962, ABA No. 021-001-033, Ref. Anchor/CFI, or to such other account as Lessor may direct in writing to Lessee; and shall be effective upon receipt. Payments of Rent shall be in the amount set forth in, and due in accordance with, the provisions of the applicable Schedule.

III.  [INTENTIONALLY OMITTED]

IV.   [INTENTIONALLY OMITTED]

V.    REPORTS:

      (a) Lessee will notify Lessor in writing, within fifteen (15) days after obtaining knowledge of any tax or other lien which shall have attached to any Equipment, of the full particulars thereof and of the location of such Equipment on the date of such notification.

      (b) Lessee will deliver to Lessor, within one hundred five (105) days of the close of each fiscal year of Lessee, Lessee's balance sheet and profit and loss statement, prepared in accordance with GAAP audited by a recognized firm of certified public accountants, and if at the time Lessee is registered under the Securities Exchange Act of 1934 (the "Exchange Act") and is required to file the same with the Securities and Exchange Commission ("SEC"), together with Lessee's Form 10K filed with the SEC. Lessee will deliver to Lessor quarterly, within sixty (60) days of the close of each fiscal quarter of Lessee, copies of Lessee's quarterly financial report certified by the chief financial officer of Lessee, and if at the time Lessee is registered under the Exchange Act and required to file the same with the SEC, together with Lessee's Form 10Q filed with the SEC.

      (c) Lessee will keep the Equipment at the Equipment Location specified in the applicable Schedule within the continental United States and will not move any of the Equipment from such Equipment Location without prior notice to Lessor, except in connection with the maintenance or repair of the Equipment in accordance with Section VII of this Agreement; provided, that prior to any such change in location, Lessee shall furnish Lessor with executed real property waivers and such other documentation as Lessor may reasonably request to protect its interest in such Equipment. Upon

Lessor's request, Lessee promptly will notify Lessor in writing of the location of any Equipment as of the date of such notification.

      (d) Lessee will promptly and fully report to Lessor in writing if any Equipment is lost or damaged (where the estimated repair costs would exceed ten percent (10%) of its then fair market value), or is otherwise involved in an accident causing material personal injury or material property damage.

      (e) When delivering the quarterly and/or annual financial information required by Section V(b), Lessee will also furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no Default (as hereinafter defined) or event which, with the giving of notice or the lapse of time (or both), would become a Default. Lessee shall provide Lessor with written notice within ten (10) days of Lessee's responsible officer becoming aware of any Default of the type described in Section XII(a)(12), which notice shall specify the nature and extent of such Default.

      (f) When delivering the quarterly financial information required by
Section V(b), Lessee will also furnish a certificate of an authorized officer of Lessee confirming Lessee's compliance with the Incorporated Covenants, including the information necessary to substantiate such compliance.

      (g) With respect to each of Lessee's fiscal years, Lessee will deliver to Lessor Lessee's Financial Projections as soon as available but by no later than February 28 of each year, in form and detail acceptable to Lessor, for each fiscal year of Lessee commencing with the fiscal year ending 2003. Without limiting the foregoing, Lessee shall furnish or cause to be furnished to Lessor such budgets, forecasts, projections and other information with respect to the Equipment and the business of Lessee, as Lessor may, from time to time, reasonably request.

      (h) Lessee will deliver to Lessor upon request, such additional material financial information relating to Lessee as Lessor shall reasonably request.

VI.   DELIVERY, USE AND OPERATION:

      (a) The parties acknowledge that certain of the Equipment is being purchased by Lessor pursuant to a sale/leaseback transaction and that such portion of the Equipment is in Lessee's possession as of the Lease Commencement Date. All other Equipment shall be shipped directly from the Supplier to Lessee.

      (b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable Federal, state, and local laws and regulations and any applicable insurance policies, and Lessee shall not permanently discontinue use of the Equipment.

      (c) Lessee will keep the Equipment free and clear of all liens and encumbrances except for Permitted Liens.

      (d) Lessee will permit Lessor to inspect any Equipment and maintenance records relating thereto during normal business hours upon reasonable prior written notice, but no more frequently than twice during any twelve (12) month period unless a Default has occurred and is then existing, subject to Lessee's reasonable security and administrative requirements.

VII.  SERVICE:

      (a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order, repair, condition and appearance in accordance in all material respects with manufacturer's recommendations, normal wear and tear excepted, and Lessee's standard practices (but in no event less than industry practices). Lessee shall, if at any time reasonably requested by Lessor and at Lessor's expense (unless a Default or event which with giving of notice or passage of time or both would constitute a Default has occurred and is continuing), affix in a prominent position on each unit of Equipment plates, tags or other identifying labels showing the interest therein of Lessor.

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

      (b) Lessee will not, without the prior consent of Lessor, affix or install any accessory, equipment or device on any Equipment if such addition will impair the value, originally intended function or use of such Equipment. All additions, repairs, parts, supplies, accessories, equipment, and devices furnished, attached or affixed to any Equipment which are not readily removable shall be made only in compliance with applicable law, including, with respect to all Equipment, Internal Revenue Service guidelines, shall be free and clear of all liens, encumbrances or rights of others (other than Permitted Liens), and shall become the property of Lessor and constitute Equipment under the applicable Schedule. Lessee will not, without the prior written consent of Lessor and subject to such conditions as Lessor may impose for its protection, affix or install any item of Equipment to or in any other personal or real property in any manner which would reasonably be expected to impair Lessor's rights, title or interests in, to or with respect to any such item of Equipment.

      (c) Any alterations or modifications to the Equipment that may, at any time during the term of this Agreement, be required to comply with any applicable law, rule or regulation shall be made at the expense of Lessee.

VIII. CASUALTY:

      Lessee shall promptly and fully notify Lessor in writing if any unit of Equipment shall be or become irreparably worn out, permanently lost, stolen, destroyed, irreparably damaged in the reasonable determination of Lessee, or permanently rendered unfit for use from any cause whatsoever (such occurrences being hereinafter called "Casualty Occurrences"). On the Rent Payment Date next succeeding sixty (60) days after the Casualty Occurrence (the "Payment Date"), Lessee shall either (as selected by Lessee): (a) replace the unit of Equipment having suffered the Casualty Occurrence with equipment of comparable make and model, having an equal or greater value and utility, free and clear of all liens and encumbrances (other than Permitted Liens), and shall deliver to Lessor a bill of sale, an Equipment Schedule, such Uniform Commercial Code financing statements or statements of amendment and such other documents, instruments, filings and/or certificates as reasonably may be required by Lessor with respect to such replacement Equipment; or (b) pay Lessor the sum of (i) the Lease Balance with respect to such unit calculated in accordance with Annex D to the applicable Schedule as of the Rent Payment Date next preceding such Casualty Occurrence ("Calculation Date"); and (ii) all Rent and other amounts which are due hereunder as of the Payment Date. Upon payment of all sums due hereunder,
(a) the term of this Lease as to such unit shall terminate, (b) except in the case of the loss, theft or complete destruction of such unit, Lessee shall be entitled to recover possession of such unit, and (c) Lessor will transfer to Lessee, on an AS IS, WHERE IS BASIS without recourse to or warranty from Lessor, express or implied ("AS IS BASIS"), all of Lessor's interest in and to such Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of such Equipment and other matters (except that Lessor shall warrant that it has conveyed whatever interest it received in the Equipment from Lessee and/or the Supplier, free and clear of any Lessor Lien). At Lessee's expense, Lessor shall execute and deliver to Lessee such UCC Statements of Termination and bill of sale as reasonably may be required in order to terminate and convey any interest of Lessor in and to the Equipment. Notwithstanding the foregoing, Lessor shall not be obligated to transfer its interest in such Equipment to Lessee if the insurer of such unit is permitted pursuant to the terms of the applicable insurance policy to obtain title to the same. Lessor agrees to deliver such UCC-3 termination statements as Lessee may reasonably request in connection with such event.

IX.   LOSS OR DAMAGE:

      As between Lessee and Lessor, Lessee hereby assumes and shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee until the later of the end of the Term or the return of such unit to Lessor pursuant to Section XI hereof.

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

X.    INSURANCE:

      Lessee agrees, at its own expense, to keep all Equipment insured for such amounts as specified in Paragraph D of the Equipment Schedule and against such hazards as Lessor may reasonably require, including, but not limited to, insurance for damage to or loss of such Equipment and liability coverage for personal injuries, death or property damage, with Lessor named as additional insured and with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. All such policies shall be with the companies which currently provide such insurance to Lessee or with companies rated A8 or higher by A.M. Best Company and on terms, reasonably satisfactory to Lessor. Lessee agrees to deliver to Lessor evidence of insurance reasonably satisfactory to Lessor. No insurance shall be subject to any co-insurance clause. Lessee hereby appoints Lessor as Lessee's attorney-in-fact after the occurrence and continuation of any Default, to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with payments made as a result of such insurance policies. Any expense of Lessor in adjusting or collecting insurance shall be borne by Lessee. So long as no Default has occurred, Lessee may make adjustments with casualty insurers with respect to claims for damage to or a Casualty Occurrence with respect to any unit or units of Equipment where the aggregate Lease Balance or repair costs of such unit or units, as the case may be, are less than $1,000,000. Said policies shall provide that the insurance may not be altered or cancelled by the insurer until after thirty (30) days' written notice to Lessor, except that with respect to any termination for failure to pay the applicable premium, ten (10) days' prior written notice to Lessor shall be sufficient. All proceeds of insurance up to $250,000 shall be applied to repair or replace the Equipment having suffered the casualty (unless such item of Equipment having suffered the Casualty Occurrence has been damaged to such extent that the repair thereof is uneconomical). Lessor may, at its option, apply proceeds of insurance in excess of $250,000, in whole or in part, to (i) repair or replace Equipment or any portion thereof, or (ii) satisfy any obligation of Lessee to Lessor hereunder.

XI.   RETURN OF EQUIPMENT:

      (a) Upon any expiration, cancellation or termination of this Agreement or any Schedule (other than in connection with Lessee's purchase of such Equipment), Lessee shall within ten (10) days of such event, at its own cost and expense: (i) perform any testing and repairs required to place the affected units of Equipment in the same condition and appearance as when received by Lessee (reasonable wear and tear excepted) and in good working order for their originally intended purpose; (ii) if deinstallation, disassembly or crating is required, cause such units to be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is reasonably satisfactory to Lessor; (iii) return such units, free and clear of all liens and encumbrances other than Lessor Liens, to a location within the continental United States as Lessor shall direct; and (iv) satisfy the requirements of Annex F to the applicable Schedule; provided that with respect to the expiration, cancellation or termination of any Schedule, Lessee shall fulfill the requirements of this Section XI(a) solely with respect to the Equipment listed on such Schedule which has so expired, cancelled or terminated.

      (b) Until Lessee fully has complied with the requirements of Paragraph (a) above, Lessee's Rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the Term. Lessor may terminate such continued leasehold interest upon ten (10) days' notice to Lessee. In addition to these rents, Lessor shall have all of its other rights and remedies available as a result of this nonperformance.

XII.  DEFAULT; REMEDIES:

      (a) Lessor may in writing declare this Agreement and all Schedules in default ("Default") if: (1) Lessee breaches its obligation to pay Rent when due;
(2) Lessee breaches its obligation to pay any sum hereunder (other than Rent) within fifteen (15) days of the date due; (3) Lessee breaches any of its insurance obligations under Section X hereof; (4) Lessee breaches any of its other obligations hereunder and fails to cure that breach within thirty (30) days after written notice thereof; provided that (A) if such breach is curable by practical means within sixty (60) days of such notice, (B) Lessee is diligently undertaking to cure such breach and (C) no risk exists with respect to either the imposition against Lessor of any criminal liability or material civil liability, or the impairment of Lessor's rights, title or interests in any item of Equipment, as a result of such breach, Lessee's right to cure such breach shall be extended for thirty (30) additional days; (5) any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading in any material respect, at the time made or deemed made; (6) Lessee becomes insolvent or ceases to do business as a going concern;
(7) any Equipment is illegally used; (8) a petition is filed by or against Lessee under any bankruptcy or insolvency laws and, if such petition is filed against Lessee, such petition is not dismissed within ninety (90) days; (9) any Change of Control; (10) Lessee shall be in default under any other material agreement between Lessee and Lessor beyond any grace or cure period specified therein; or (11) (A) Lessee shall be in default in the performance of any agreement or condition contained in the Revolver, including (without limitation) the covenant set forth in Section 9.17 thereof as such covenant exists on the date hereof, notwithstanding any amendment, supplement, restatement or other modification to, or expiration or termination of, the Revolver (the "Incorporated Covenant") (for the sake of clarity, a copy of the Incorporated Covenant has been attached hereto as Exhibit No. 1), or (B) any other event shall occur or condition exist under the Revolver or under any other material obligation for borrowed money, for the deferred purchase price of property or any lease agreement for an original amount in excess of Ten Million Dollars ($10,000,000), the effect of which default or other event or condition is to cause, or permit the lenders or the agent under the Revolver or the holders of such other obligation (or a trustee or agent on behalf of such holder or holders) to cause, the obligations of Lessee under the Revolver or such other obligations to become due prior to the stated maturity thereof. Any provision of this Agreement to the contrary notwithstanding, each Lessor and each Assignee may exercise all rights and remedies hereunder solely with respect to the Schedules it holds; provided, that among the Schedules it holds, it may exercise its rights and remedies independently with respect to each individual Schedule.

      (b) Upon payment in full by Lessee to Lessor of the Default Payment within fifteen (15) days after the occurrence of an event specified in Section XII(a) hereof which would constitute a Default, Lessor shall not declare this Agreement and the Schedules to be in default and will transfer, on an AS IS BASIS all of Lessor's interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment and other matters (except that Lessor shall warrant that it has conveyed whatever interest it received in the Equipment free and clear of any Lessor Lien). At Lessee's expense, Lessor shall execute and deliver to Lessee such UCC Statements of Termination and bill of sale as reasonably may be required in order to terminate and convey any interest of Lessor in and to the Equipment.

      (c) After Default, at the request of Lessor, Lessee shall comply with the provisions of Section XI(a) hereof. Lessee hereby authorizes Lessor to enter, with or without legal process, any premises where any Equipment is located and take possession thereof. Lessee shall, without further demand, forthwith pay to Lessor (i) as liquidated damages for loss of a bargain and not as a penalty, the Lease Balance with respect to the Equipment (calculated in accordance with Annex D to the applicable Schedule as of the Rent Payment Date next preceding the declaration of default), and (ii) all Rent and other sums then due hereunder. Lessor may, but shall not be required to, sell the Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale; or Lessor may, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment; and Lessor may use Lessee's premises for any or all of the foregoing without liability for rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (1) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (2) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee hereunder; then, (3) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (4) in the case of proceeds of sale of any Equipment, any surplus shall be remitted to Lessee. Lessee shall pay any deficiency in clauses (1) and (2) forthwith.

      (d) In addition to the foregoing rights, Lessor may cancel or terminate the lease as to any or all of the Equipment.

      (e) The foregoing remedies are cumulative but shall not be duplicative, and any or all thereof may be exercised in lieu of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. If permitted by law, Lessee shall pay reasonable attorney's fees actually incurred by Lessor in enforcing the provisions of this Lease and any ancillary documents. Waiver of any Default shall not be a waiver of any other or subsequent default.

XIII. ASSIGNMENT:

      (a) LESSEE SHALL NOT ASSIGN, MORTGAGE, SUBLET OR HYPOTHECATE ANY EQUIPMENT OR THE INTEREST OF LESSEE HEREUNDER WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR (WHICH SHALL NOT UNREASONABLY BE WITHHELD, DELAYED OR CONDITIONED), EXCEPT FOR PERMITTED LIENS.

      (b) Lessor may, without the consent of Lessee, assign this Agreement or any Schedule, or the right to enter into any Schedule; provided that no assignment may be made to any Person engaged in the glass container manufacturing business or the food or beverage industry or affiliates thereof. Lessee agrees that it will pay all Rent and other amounts payable under each Schedule to the Lessor; provided, however, if Lessee receives written notice of an assignment from Lessor, Lessee will pay all Rent and other amounts payable under any assigned Schedule to such assignee (an "Assignee") or as instructed by Lessor. Each Schedule, incorporating by reference the terms and conditions of this Agreement, constitutes a separate instrument of lease, and Lessor named therein or its Assignee shall have all rights as "Lessor" thereunder separately exercisable by such named Lessor or Assignee as the case may be, exclusively and independently of Lessor or any Assignee with respect to other Schedules executed pursuant hereto.

      (c) Lessee acknowledges that it has been advised that General Electric Capital Corporation is acting hereunder for itself and as agent for certain third parties (each being herein referred to as a "Participant" and, collectively, as the "Participants"); that the interest of the Lessor in this Agreement, the Equipment Schedules, related instruments and documents and/or the Equipment may be conveyed to, in whole or in part, and may be used as security for financing obtained from, one or more third parties without the consent of Lessee (the "Syndication").

      (d) Lessee agrees reasonably to cooperate with Lessor in connection with any such proposed assignment or Syndication, including the execution and delivery of such other documents, instruments, notices, opinions, certificates and acknowledgments, as reasonably may be required by Lessor or such assignee; and Lessee further agrees to confirm in writing receipt of a notice of assignment as reasonably may be requested by Lessor, any Assignee or any Participant. Lessee hereby waives and agrees not to assert against any Assignee or any Participant, any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor or any other Person for any reason whatsoever.

      (e) Subject always to the foregoing, this Agreement inures to the benefit of, and is binding upon, the successors and assigns of the parties hereto.

XIV.  NET LEASE; NO SET-OFF, ETC.; QUIET ENJOYMENT:

      (a) This Agreement is a net lease. Lessee's obligation to pay Rent and other amounts due hereunder shall be absolute and unconditional. Lessee shall not be entitled to any abatement or reductions of, or set-offs against, said Rent or other amounts, including, without limitation, those arising or allegedly arising out of claims (present or future, alleged or actual, and including claims arising out of strict tort or negligence of Lessor) of Lessee against Lessor under this Agreement or otherwise. This Agreement shall not terminate and the obligations of Lessee shall not be affected by reason of any defect in or damage to, or loss of possession, use or destruction of, any Equipment from whatsoever cause. It is the intention of the parties that Rents and other amounts due hereunder shall continue to be payable in all events in the manner and at the times set forth herein unless the obligation to do so shall have been terminated pursuant to the express terms hereof.

      (b) So long as no Default shall have occurred and be continuing hereunder, and conditioned upon Lessee performing all of the covenants and conditions hereof, as to claims of Lessor or Persons claiming under Lessor, Lessee shall peaceably and quietly hold, possess and use the Equipment during the Term of this Agreement subject to the terms and conditions hereof.

XV.   INDEMNIFICATION:

      (a) Lessee hereby agrees to indemnify (on an after-tax basis), save and keep harmless Lessor, each Participant, each Assignee, their agents, employees, successors and assigns, from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature, in contract or tort, whether caused by the active or passive negligence of Lessor or otherwise, and including, but not limited to, Lessor's strict liability in tort, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the Term, and the delivery, lease, possession, maintenance, uses, condition, return or operation of the Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage), or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee, except for any of the foregoing arising from Lessor's gross negligence or willful misconduct. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

      (b) General Tax Indemnity. Lessee agrees to pay and assume liability for and to indemnify (on an after-tax basis), protect, defend, save and hold harmless Lessor from and against any and all Taxes imposed against Lessor, Lessee, the Equipment or any portion thereof, upon or with respect to (i) the Equipment or any portion thereof for actions, events or other conditions occurring on or after the Closing Date, (ii) the manufacture, financing, construction, purchase, ownership, acquisition, acceptance, rejection, delivery, nondelivery, possession, installation, transportation, lease, sublease, condition, return, abandonment or other application or disposition of the Equipment or any portion thereof on or after the Closing Date, (iii) the use, operation, maintenance or repair of the Equipment or any portion thereof on or after the Closing Date, (iv) the rental payments, receipts or earnings arising from the Equipment or any portion thereof or payable pursuant to this Agreement, or (v) this Agreement or otherwise with respect to or in connection with the transactions contemplated in this Agreement.

            (1) The provisions of this Section XV(b) shall not apply to:

                  (i) Taxes on, or measured by, the net income (including related capital gains and withholding taxes and corporate franchise taxes) of Lessor imposed by the United States of America or any state, local or foreign taxing authority except, in each case, sales, use, excise, property, value-added or rental Taxes or taxes in the nature of the foregoing or imposed in lieu of any of the foregoing;

                  (ii) Taxes imposed on Lessor solely as a result of the willful misconduct or gross negligence of Lessor (other than willful misconduct or gross negligence imputed to Lessor by reason of its interest in the Equipment or by reason of Lessee);

                  (iii) Taxes imposed for any period, or with respect to any act or omission, after the expiration or earlier termination of this Agreement and the total discharge of Lessee of all of its obligations under this Agreement;

                  (iv) Taxes resulting from any gain from the disposition of the Equipment or any portion thereof or interest therein (other than (A) as a result of an Event of Default or (B) otherwise pursuant to the terms of this Agreement); and

                  (v) Taxes included in the Capitalized Lessor's Cost.

            (2) If any report or return is required to be made with respect to any obligations of Lessee under this Section XV(b) or arising out of this
Section XV(b), Lessee shall either make such report or return in such manner (including the making thereof in Lessor's name) as will show the ownership of the Equipment in Lessee and send a copy of such report or return to Lessor, or shall notify Lessor of such requirement and make such report or return in such manner as shall be reasonably satisfactory to Lessor.

            (3) The amount which Lessee shall be required to pay to or for the account of Lessor with respect to any Taxes which are subject to indemnification under this Section XV(b) shall be an amount sufficient to restore Lessor to the same position Lessor would have been in had such Taxes not been incurred or imposed. If the payment by Lessee under this Section XV(b) of an amount equal to such Taxes is less than the amount which would be required to make Lessor whole as a result of (i) the inclusion of any payment to be made by Lessee under this
Section XV(b) in the taxable income of Lessor in one year and the deduction of the taxes with respect to which such payment is made from the taxable income of Lessor in a different year or (ii) the nondeductibility of such Taxes from the taxable income of Lessor in the year in which such Taxes are paid by Lessee, the amount of the indemnity to be paid by Lessee shall be adjusted to an amount which (after taking into account all tax effects on Lessor, any loss of use of money resulting from differences in timing between inclusion of such indemnity payment in the taxable income of Lessor and the anticipated realization of such indemnity payment in the taxable income of Lessor and the anticipated realization by Lessor of tax benefits resulting from the transaction to which such indemnity payment is related and the present value of any anticipated future tax benefits to be realized by Lessor as a result of deducting such Taxes) will be sufficient to place Lessor in the same position Lessor would have been in had such Taxes not been imposed. All computations for purposes of this
Section XV(b) shall be based on the highest marginal statutory tax rates in effect on the date payment pursuant to this Section XV(b) is made. Computations involving the loss of use of money or calculations of present value shall be based on the three-month Treasury bill rate as published in the Wall Street Journal at the time of such compilation or calculation as adjusted for applicable income tax effects and compounded on the Rent Payment Dates.

            (4) If any claim is made, or any proceeding is commenced, against Lessor for any Taxes as to which Lessee may have an indemnity obligation pursuant to this Section XV(b), Lessor promptly shall notify Lessee in writing. Lessee, at its sole cost and expense, and upon written notice to Lessor, may contest in good faith any liability indemnified against under this Section XV(b), in the name of Lessee (or if Lessee is not permitted to conduct such contest in its own name, in the name of Lessor); provided, however, that such contest will not (i) in the opinion of Lessor, in its sole discretion, involve any material danger of the sale, forfeiture or loss of, or the creation of any lien (other than a Permitted Lien) on the Equipment or any part thereof or any interest therein (except that Lessee may contest such claim in any event if it bonds against the events described in this Section XV(b)(4), and such bond is acceptable to Lessor in its sole discretion), or (ii) cause any impairment of the timely payment of Rent by Lessee, or (iii) materially adversely affect the Equipment, or any other property, assets or rights of Lessor. Lessor shall furnish such information and provide such assistance as Lessee may reasonable request in connection with such contest by Lessee. The out-of-pocket expenses of Lessor in furnishing such information or providing such assistance shall be for the account of Lessee.

            (5) If Lessor shall obtain a refund of all or any part of any Taxes payment of or indemnity for which shall have been made by Lessee pursuant to this Section XV(b), Lessor shall, unless an Event of Default shall have occurred and be continuing, promptly pay to Lessee (i) the amount of such refund plus
(ii) an amount equal to all tax benefits realized by Lessor as the result of the payment of the amounts referred to in clause (i) above and this clause (ii), provided that Lessor shall not pay to Lessee any amount which exceeds the total amount paid by Lessee to Lessor pursuant to this Section XV(b).

            (6) The obligations of Lessee under this Section XV(b) are expressly made for the benefit of, and shall be enforceable by, Lessor and each Assignee without declaring this Agreement to be in default and notwithstanding any assignment by Lessor of this Agreement or any of its rights hereunder or any disposition by Lessor of all or any part of its interest in the Equipment. All payments required to be paid pursuant to this Section XV(b) shall be made directly to, or as otherwise requested by, the Person entitled thereto upon written demand by such Person without any right of setoff, counterclaim, defense, abatement, suspension, deferment, recoupment or reduction.

      (c) Lessee shall defend, indemnify (on an after-tax basis) and hold harmless Lessor and its Affiliates, successors and assigns, directors, officers, employees and agents, from and against any Environmental Claim or Environmental Loss and, unless Lessee is then contesting in good faith such Environmental Claim or Environmental Loss and Lessee has set aside on its books appropriate reserves therefor, Lessee shall fully and promptly pay, perform and discharge any such Environmental Claim or Environmental Loss.

      (d) All of the rights, privileges and indemnities of Lessor, any Participant and/or any Assignee contained in this Section shall survive the expiration or other termination of this Agreement and the rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, each Participant, each Assignee and their successors and assigns.

XVI.  DISCLAIMER:

      LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED HEREUNDER OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee. Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other Person with respect to any of the following (i) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) therein, or any other circumstance in connection therewith; (ii) the use, operation or performance of any Equipment or any risks relating thereto; (iii) any interruption of service, loss of business or anticipated profits or consequential damages; or (iv) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Lease, Lessee shall be, and hereby is, authorized during the term of this Lease to assert and enforce, at Lessee's sole cost and expense, from time to time, in the name of and for the account of Lessor and/or Lessee, as their interests may appear, whatever claims and rights Lessor may have against any Supplier of the Equipment.

XVII. REPRESENTATIONS AND WARRANTIES OF LESSEE:

      Lessee hereby represents and warrants to Lessor that on the date hereof and on the date of execution of each Schedule:

      (a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the "Documents") and is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located.

      (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies therein provided may be limited under applicable bankruptcy and insolvency laws and equitable principles.

      (c) No approval, consent or withholding of objections is required from any governmental authority or instrumentality with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

      (d) The entry into and performance by Lessee of the Documents will not:
(i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's articles of incorporation, charter or by-laws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party including, without limitation, the Indenture or the Revolver.

      (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which, if successful, would have a material adverse effect on Lessee or the ability of Lessee to fulfill its obligations under this Agreement or which seek to set aside, restrain, enjoin or prevent the completion and consummation of this Agreement or the transactions contemplated hereby.

      (f) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property.

      (g) [RESERVED]

      (h) Lessee is duly incorporated and will be at all times validly existing and in good standing under the laws of the state of its incorporation (specified in the first sentence of this Agreement). Lessee's Federal Employer Identification Number and Organizational Number are as specified in the Equipment Schedule and Lessee shall give Lessor prior written notice of any change of Lessee's name or jurisdiction of organization, or of the "location" (as such term is used in Article 9 of the UCC) of Lessee, from its present location.

      (i) Upon the filing in the office of the Secretary of State of the State of Delaware of UCC Financing Statements describing Lessor, as secured party, and Lessee, as debtor, and the Equipment as collateral, Lessor shall have a first priority perfected lien on and security interest under the UCC in the Equipment.

      (j) No item of the Equipment is subject to the motor vehicle titling provisions of any applicable state law, and no certificate of title has been or is required to be issued with respect to any item of the Equipment.

      (k) The Equipment will at all times be used for commercial or business purposes.

XVIII. INTENT; GRANT OF SECURITY INTEREST; USURY SAVINGS:

      (a) It is the express intention of the parties hereto that each Schedule, incorporating by reference the terms of this Agreement, constitutes the retention of a security interest by Lessor in the Equipment described therein and not a true "lease" as defined in the UCC.

      (b) In order to secure the prompt payment of the Rent and all of the other amounts from time to time outstanding under and with respect to the Schedules, and the performance and observance by Lessee of all the agreements, covenants and provisions thereof (including, without limitation, all of the agreements, covenants and provisions of this Agreement that are incorporated therein), Lessee hereby grants to Lessor a first priority security interest in the Equipment leased under the Schedules (whether such Equipment constitutes "Equipment" or "Inventory" as such terms are defined in the UCC), together with all additions, attachments, accessories and accessions thereto whether or not furnished by the supplier of the Equipment and any and all substitutions, replacements or exchanges therefor, together with all warranties with respect thereto, manuals and other books and records relating thereto, in each such case in which Lessee shall from time to time acquire an interest, and any and all insurance and/or other proceeds (but without power of sale by Lessee) of the property in and against which a security interest is granted hereunder.

      (c) It is the intention of the parties hereto to comply with any applicable usury laws to the extent that any Schedule is determined to be subject to such laws; accordingly, it is agreed that, anything in this Agreement or any of the Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under this Agreement or any of the Documents exceeds the highest rate of interest permissible under any Applicable Law (the "Maximum Lawful Rate"), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Agreement or such Document shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Agreement or such Document is less than the Maximum Lawful Rate, such Person shall continue to pay interest under this Agreement and such Document at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had the Applicable Law not limited the interest rate payable under this Agreement or such Document. In no event shall the total interest received by Lessor under this Agreement or any of the Documents exceed the amount which Lessor and each other Affected Party could lawfully have received, had the interest due under this Agreement or such Documents been calculated since the date hereof at the Maximum Lawful Rate.

XIX.  TERMINATION RENTAL PREMIUM:

      Upon the expiration of the Term of the Schedule, Lessee promptly shall pay to Lessor, without notice or demand, a Termination Rental Premium of One Dollar ($1.00), together with all Rent and other sums then due on such date, plus all taxes and charges upon transfer (if any), and all other reasonable and documented expenses incurred by Lessor in connection with the transfer of the Equipment. Upon receipt by Lessor of such payment, Lessor will transfer to Lessee, on an AS IS BASIS, all of Lessor's interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of the Equipment and any other matters (except that Lessor shall warrant that it has conveyed whatever interest it received in the Equipment from Lessee and/or the Supplier free and clear of any Lessor Lien). At Lessee's expense, Lessor shall execute and deliver to Lessee such UCC Statements of Termination and bill of sale as reasonably may be required in order to terminate and convey any interest of Lessor in and to the Equipment.

XX.   MISCELLANEOUS:

      (a) LESSEE AND LESSOR EACH HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court (including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims). THIS WAIVER IS IRREVOCABLE MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

      (b) Any cancellation or termination by Lessor, pursuant to the provision of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder, shall not release Lessee from any then accrued and unpaid obligations to Lessor hereunder and any other obligations intended to survive such cancellation or termination.

      (c) All Equipment shall at all times remain personal property subject to the applicable Schedule and Lessor's rights, title and interests with respect thereto, regardless of the degree of its annexation to any real property and shall not by reason of any installation in, or affixation to, real or personal property become a part thereof. Lessee shall obtain and deliver to Lessor (to be recorded at Lessee's expense) from any Person having an interest in the property where the Equipment is to be located, waivers of any lien, encumbrance or interest which such Person might have or hereafter obtain or claim with respect to the Equipment.

      (d) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right thereafter to demand strict compliance therewith.

      (e) Lessee authorizes Lessor to file such UCC statements as reasonably may be required in connection with this transaction, but only to the extent related to the Equipment and any other collateral hereunder. Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor, and to execute and deliver to Lessor such further documents, instruments and assurances and to take such further action as Lessor from time to time reasonably may request in order to carry out the intent and purpose of the transaction contemplated hereunder.

      (f) All notices required to be given hereunder shall be in writing, personally delivered, delivered by overnight courier service, sent by facsimile transmission (with confirmation of receipt), or sent by certified mail, return receipt requested, addressed to the other party at its respective address stated above (provided that if such notice is sent to Lessee, it shall be marked:
"Attention: Treasury") or at such other address as such party shall from time to time designate in writing to the other party; and shall be effective from the date of receipt.

      (g) This Agreement and any Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

      (h) The representations, warranties and covenants of Lessee herein shall be deemed to survive the closing hereunder. Lessor's obligations to acquire and lease specific items of Equipment shall be conditioned upon Lessee providing to Lessor such information with respect to Lessee's financial condition as Lessor may require, and Lessor being satisfied that there shall have been no material adverse change in the business or financial condition of Lessee from the date of execution hereof. The obligations of Lessee under Sections III, IV, XI, and XV which accrue during the term of this Agreement and obligations which by their express terms survive the termination of this Agreement, shall survive the termination of this Agreement.

      (i) In case of a failure of Lessee to comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part; and all moneys spent and reasonable expenses and obligations incurred or assumed by Lessor in effecting such compliance (together with interest thereon at the rate specified in Paragraph
(j) of this Section) shall constitute additional Rent due to Lessor within five
(5) Business Days after the date Lessee receives notice from Lessor requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

      (j) Any Rent or other amount not paid to Lessor when due hereunder shall bear interest, both before and after any judgment or termination hereof, at the lesser of (1) the sum of the Interest Rate plus three percent (3%), or (2) or the maximum rate allowed by law.

      (k) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      (l) Whether or not any Equipment is leased hereunder, Lessee shall pay upon demand as additional Rent hereunder all reasonable and necessary documented transaction expenses including, but not limited to, expenses of counsel, due diligence, appraisals, lien searches, Uniform Commercial Code and/or Estoppel/Waiver Agreement filing fees, and field audits. Without limiting the generality of the foregoing, Lessee agrees to pay on demand all reasonable costs and expenses incurred by Lessor in connection with the preparation, execution, delivery, filing, recording, and administration of any of the

Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lessor, and all costs and expenses, if any, in connection with the enforcement of any of the Documents. In addition, Lessee shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any of the Documents and the other documents to be delivered under the Documents, and agrees to save Lessor harmless from and against any and all liabilities with respect to or resulting from any delay attributed to Lessee in paying or failing to pay such taxes and fees. In addition, Lessee shall pay to Lessor the fees specified in the Fee Agreement.

      (m) If Lessor is required by the terms hereof to pay to or for the benefit of Lessee any amount received as a refund of any Tax or as insurance proceeds, and a Default or event which, with the giving of notice or the lapse of time, or both, would become a Default has then occurred and is continuing, Lessor shall not be required to pay such amounts unless and until any such Default shall have been cured or any such event which, with the giving of notice or the lapse of time, or both, would become a Default shall have been waived by Lessor. In addition, if Lessor is required by the terms hereof to cooperate with Lessee in connection with certain matters, such cooperation shall not be required if a Default has then occurred and is continuing. Lessor may set-off against any amount which Lessor is required to pay to Lessee hereunder, any amount then due by Lessee hereunder.

      (n) This Agreement may be executed in multiple counterparts, each of which, when taken together, shall constitute a single agreement.

XXI.  CHOICE OF LAW; JURISDICTION:

      THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT. The parties agree that any action or proceeding arising out of or relating to this Agreement may be commenced in the United States District Court for the Southern District of New York.

XXII. CHATTEL PAPER:

      To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

XXIII. EARLY TERMINATION:

      So long as no Default exists hereunder (from the time of such election until the applicable Termination Date (as such term is hereinafter defined)), Lessee may elect to terminate this Agreement as to all but not less than all of the Equipment leased under all Equipment Schedules as to which the same Person is then the Lessor or an Assignee as of the Early Termination Option Date (the "Termination Date") upon at least sixty (60) days' prior written irrevocable notice to Lessor. On the Termination Date, Lessee shall pay to Lessor in cash the purchase price for the Equipment, determined as hereinafter provided. The purchase price of such Equipment shall be an amount equal to the sum of (1) the Lease Balance with respect to the Equipment (calculated as of the Termination
Date), plus (2) all sales or transfer taxes and charges upon sale (if any), plus
(3) all Rent and other sums due and unpaid with respect to the Equipment as of the Termination Date, plus (4) the Prepayment Premium (if any). Upon satisfaction of the conditions specified in this Section, Lessor will transfer, on an AS IS BASIS, all of Lessor's interest in and to the Equipment. Lessor shall not be required to make and may specifically disclaim any representation or warranty as to the condition of such Equipment and other matters (except that Lessor shall warrant that it has conveyed whatever interest it received in such Equipment free and clear of any Lessor
Lien). At Lessee's expense, Lessor shall execute and deliver to Lessee such UCC Statements of Termination and bill of sale as reasonably may be required in order to terminate and convey any interest of Lessor in and to the Equipment.

XXIV. CONFIDENTIALITY:

      Lessor agrees that it will not disclose without the prior consent of Lessee (other than to its Affiliates, employees, auditors, or counsel) any confidential information with respect to Lessee which is furnished pursuant to this Agreement; provided, that Lessor may disclose such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any governmental agency or authority having or claiming to have jurisdiction over Lessor, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any requirement of law, and/or
(e) to any prospective or actual assignee or participant in connection with any contemplated assignment or participation of this Agreement or any Schedule or any interest therein by Lessor which prospective assignee or participant shall have agreed in writing to be subject to the confidentiality provision of this
Section XXIV; provided, however, that in the case of any disclosure pursuant to the foregoing clause (c) or (d); Lessor will use its reasonable efforts to notify Lessee, to the extent permitted as advised by counsel, in advance of such disclosure so as to afford Lessee the opportunity to protect the confidentiality of the information to be so disclosed. For the purposes hereof, "confidential information" shall include all written information regarding Lessee's business activities furnished by Lessee to Lessor in connection with this Agreement, but shall expressly exclude, for all purposes, information which: (1) is or becomes generally available to the public other than as a result of a disclosure by Lessor or its Representatives, (2) was available to Lessor prior to its disclosure by Lessee, (3) becomes available to Lessor on a non-confidential basis from any Person (unless Lessor has actual knowledge that such Person is violating its confidential agreement with Lessee by making such information available), or (4) is approved for release by written authorization of either Lessee or their Representatives.

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                                       15

      IN WITNESS WHEREOF, Lessor and Lessee have caused this Master Lease Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                              LESSEE:

GENERAL ELECTRIC CAPITAL CORPORATION,       ANCHOR GLASS CONTAINER
FOR ITSELF AND AS AGENT                     CORPORATION

By: /s/ Peter DiBiasi                 By: /s/ Darrin J. Campbell
    ----------------------                ------------------------
Name: Peter DiBiasi                   Name: Darrin J. Campbell
Title: Risk Manager                   Title: EVP and CFO

                                   SCHEDULE A

      "Adverse Environmental Condition" shall refer to (i) the existence or the continuation of the existence, of an Environmental Emission (including, without limitation, a sudden or non-sudden accidental or non-accidental Environmental Emission), of, or exposure to, any Contaminant, odor or audible noise in violation of any Applicable Environmental Law, at, in, by, from or related to any Equipment, (ii) the environmental aspect of the transportation, storage, treatment or disposal of materials in connection with the operation of any Equipment in violation of any Applicable Environmental Law, or (iii) the violation, or alleged violation, of any Environmental Law connected with any Equipment.

      "Affiliate" shall refer, with respect to any given Person, to any Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

      "Agreement" shall have the meaning specified in the preamble of this Agreement.

      "Applicable Laws" means all laws, judgments, decrees, ordinances and regulations and any other governmental rules, orders and determinations and all requirements having the force of law, now or hereafter enacted, made or issued, whether or not presently contemplated, including (without limitation) compliance with all requirements of zoning laws, labor laws and Environmental Laws, compliance with which is required with respect to the Equipment, whether or not such compliance shall require structural, unforeseen or extraordinary changes to any of the Equipment or the operation, occupancy or use thereof.

      "AS IS BASIS" shall have the meaning provided in Section VIII of this Agreement.

      "Basic Term Rent" means, with respect to any Equipment, the Basic Term Rent for such Equipment set forth in, and determined in accordance with the Schedule covering such Equipment.

      "Basic Term Expiration Date" means, with respect to any Schedule, the last day of the Basic Term of such Schedule.

      "Business Day" means any day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of New York.

      "Calculation Date" shall have the meaning provided in Section VIII of this Agreement.

      "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock), including, without limitation, in the case of Lessee, the Series C Participating Preferred Stock.

      "Capitalized Lessor's Cost" means, with respect to each Schedule, the capitalized lessor's cost set forth in such Schedule.

      "Casualty Occurrences" shall have the meaning provided in Section VIII of this Agreement.

      "CERCLA" shall have the meaning provided in the definition of "Environmental Law" provided in this Agreement.

      "Change of Control" shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of Lessee to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Lessee or the adoption of a plan by the stockholders of Lessee relating to the dissolution or liquidation of Lessee; (c) to the extent clause (e) below is triggered, the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Permitted Holders, of beneficial ownership (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after a passage of time), directly or indirectly, of more than forty percent (40%) (or after a Qualified Public Offering, twenty-five percent (25%) of the voting power of the total outstanding Voting Stock (on a fully diluted basis) of Lessee or the Board of Directors of Lessee, (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Lessee (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of Lessee, as the case may be, was approved by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Lessee then still in office; or (e) the failure of the Permitted Holders to own directly or indirectly at least thirty percent (30%) of the voting power of the total outstanding Voting Stock of Lessee.

      "Closing Date" shall have the meaning specified in the preamble of this Agreement.

      "Contaminant" shall refer to those substances which are regulated by or form the basis of liability under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances.

      "Default" shall have the meaning provided in Section XII(a) of this Agreement.

      "Default Payment" shall mean that amount equal to the sum of: (1) the Lease Balance with respect to the Equipment (calculated as of the last Rent Payment Date on which the Rent was paid), plus (2) all sales or transfer taxes and charges upon sale (if any), plus (3) all Rent and other sums due and unpaid with respect to the Equipment as of the date of payment of the Default Payment, plus (4) all reasonable attorneys' fees actually incurred by Lessor as a result of the occurrence of an event described in Section XII(a) of this Agreement or in enforcing the provisions of this Agreement and any ancillary documents.

      "Documents" shall have the meaning provided in Section XVII(a) of this Agreement.

      "Early Termination Option Date" shall mean any Rent Payment Date with respect to the applicable Schedule.

      "EBITDA" means, with respect to any applicable fiscal period, the net income of such Person during such period from continuing operations, plus interest expenses, taxes, depreciation and amortization deducted in determining net income for such period, determined on a trailing quarter basis.

      "Environmental Claim" shall refer to any accusation, allegation, notice of violation, claim, demand, abatement or other order or direction (conditional or otherwise) by any governmental authority or any Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon any Adverse Environmental Condition.

      "Environmental Emission" shall refer to any actual or threatened release, spill, omission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any of the Equipment, including, without limitation, the movement of any Contaminant or other substance through or in the air, soil, surface water, groundwater, or property.

      "Environmental Law" shall mean any Federal, foreign, state or local law, rule or regulation pertaining to the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 1361 et seq.), and the Occupational Safety and Health Act (19 U.S.C. Section 651 et seq.), as these laws have been amended or supplemented, and any analogous foreign, Federal, state or local statutes, and the regulations promulgated pursuant thereto.

      "Environmental Loss" shall mean any loss, cost, damage, liability, deficiency, fine, penalty or expense (including, without limitation, reasonable attorneys' fees, engineering and other professional or expert fees), investigation, removal, cleanup and remedial costs (voluntarily or involuntarily incurred) and damages to, loss of the use of or decrease in value of the Equipment arising out of or related to any Adverse Environmental Condition.

      "Equipment" means the items of equipment identified on any Schedule, including all Replacement Items, and all modifications, parts, appurtenances, accessories, furnishings and other personal property of whatever nature, which may from time to time be incorporated or installed in or attached to any item of Equipment.

      "Exchange Act" shall have the meaning provided in Section V(b) of this Agreement.

      "Financial Projections" shall mean the projections of the financial condition of Lessee (together with the assumptions thereto) consisting of the balance sheet, statement of income and loss, and statement of cash flow, for the fiscal year of Lessee required to be delivered to Lessor in accordance with Section V(g) hereof.

      "GAAP" shall have the meaning provided in Section V(b) of this Agreement.

      "Incorporated Covenants" shall have the meaning given such term in Section XII(a)(11) of the Agreement.

      "Indenture" shall mean that certain Indenture dated as of April 17, 1997, as amended by that certain First Supplemental Indenture dated as of August 30, 2002, among Lessee, Consumers U.S., Inc. and The Bank of New York, as Trustee, pertaining to $150,000,000 11/25% First Mortgage Notes due 2005.

      "Interest Component" shall have the meaning provided in the applicable Schedule.

      "Interest Rate" shall have the meaning provided in the applicable
      Schedule.

      "Lease Balance" shall have the meaning provided in the applicable
      Schedule.

      "Lease Commencement Date" shall have the meaning provided in Section II(a) of this Agreement.

      "Lessee" shall have the meaning provided in this Agreement.

      "Lessor" shall have the meaning provided in this Agreement.

      "Lessor Liens" means liens or encumbrances created by or through Lessor, other than the rights, title or interests created or conveyed by or pursuant to any Schedule or this Agreement.

      "LIBOR Rate" shall have the meaning provided in the applicable Schedule.

      "LIBOR Reserve Requirements" shall have the meaning provided in the applicable Schedule.

      "Liens" shall mean any lien or encumbrance on the Equipment.

      "Maximum Lawful Rate" shall have the meaning provided in Section XVIII(c) of this Agreement.

      "Participant" and "Participants" shall have the meaning provided in
      Section XIII(c) of this Agreement.

      "Payment Date" shall have the meaning provided in Section VIII of this Agreement.

      "Permitted Holders" shall mean the Persons identified on Exhibit No. 2 hereto.

      "Permitted Lien" shall mean (i) the rights of Lessor and Lessee as herein provided, (ii) Lessor Liens, (iii) Liens for taxes either not yet due or being diligently contested in good faith by appropriate proceedings and so long as adequate reserves are maintained with respect to such Liens and available to Lessee for the payment of such taxes and only so long as neither such proceedings nor such Liens involve any material danger of the sale, forfeiture, loss or loss of use of the Equipment or any part thereof, or any interest of Lessor or any risk of criminal liability or material civil liability of Lessor, and Lessee has given Lessor prior written notice of Lessee's intent to contest any such taxes and Lessee has agreed to indemnify Lessor for any and all costs and expenses (including, without limitation, reasonable attorneys' fees) which Lessor may incur as a result of such contest, (iv) incohate materialmen's, mechanics', carriers', workmen's, repairmen's, or other like inchoate Liens arising in the ordinary course of Lessee's business for sums either not delinquent or being diligently contested in good faith and only so long as neither such proceedings nor any such Liens involve any material danger of the sale, forfeiture, loss or loss of use of the Equipment or any part thereof, or any interest of Lessor and further provided that adequate reserves are maintained with respect to such Liens and provided that Lessee has given Lessor written notice thereof within five (5) business days after having knowledge thereof; and (v) Liens arising out of any judgment or award against Lessee with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith by appropriate proceedings diligently conducted and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review and so long as there is no material danger of sale, forfeiture, loss, or loss of use of the Equipment and Lessee shall have given Lessor written notice thereof, and against which Lessee causes to be provided a bond in such amount and under such terms and conditions as are reasonably satisfactory to Lessor.

      "Person" shall include any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, government or department or agency thereof and any other entity.

      "Prepayment Premium" shall mean an amount calculated as the following specified percentage of the Capitalized Lessor's Cost of the Equipment to be purchased: if the Termination Date is Rent Payment Date number one through twelve, two percent (2%); if the Termination Date is Rent Payment Date number thirteen through twenty-four, one percent (1%); and if the Termination Date is on or after Rent Payment Date number twenty-five: zero.

      "Principal Component" shall have the meaning provided in the applicable Schedule.

      "Qualified Public Offering" shall mean any bona fide, firm commitment, underwritten offering to the public by Lessee of its Capital Stock pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar Federal statute then in force.

      "Rent" means, with respect to any Equipment, all Basic Term Rent specified in the Schedule covering such Equipment.

      "Rent Payment Date" shall have the meaning provided in the applicable Schedule.

      "Rent Payment Period" shall have the meaning provided in the applicable Schedule.

      "Representatives" shall mean and include all subsidiaries, affiliates, directors, officers, employees, agents and controlling persons of the Persons referred to.

      "Revolver" shall mean that certain Loan and Security Agreement dated as of August 30, 2002, among Lessee, Congress Financial Corporation (Central), as Administrative and Collateral Agent, Bank of America, N.A., as Documentation Agent, and the financial institutions named therein as lenders, or any security documents and guaranties delivered in connection therewith.

      "Schedule" means any schedule executed pursuant to this Agreement.

      "SEC" shall have the meaning provided in Section V(b) of this Agreement.

      "Series C Participating Preferred Stock" shall mean the shares of Capital Stock issued by Borrower pursuant to the Certificate of Designations of Series C Participating Preferred Stock of Lessee filed with the Delaware Secretary of State as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

      "Spread" shall have the meaning provided in the applicable Schedule.

      "Supplier" shall have the meaning provided in Section I(b) of this Agreement.

      "Syndication" shall have the meaning provided in Section XIII(c) of this Agreement.

      "Taxes" shall mean all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with all penalties, fines or interest thereon, imposed by any foreign, Federal, state or local governmental or taxing authority.

      "Telerate Page 3750" shall have the meaning provided in the applicable Schedule.

      "Term" shall have the meaning provided in Section II(a) of this Agreement.

      "Termination Date" shall have the meaning provided in Section XXIII of this Agreement.

      "Voting Stock" shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.